[MONY LIFE INSURANCE COMPANY OF AMERICA — MEMBER OF THE GLOBAL AXA GROUP LOGO]

SHANE DALY

Vice President and

Associate General Counsel

(212) 314-3912

FAX (212) 314-3959

LAW DEPARTMENT

January 14, 2019

MONY Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

Dear Sirs:

This opinion is furnished in connection with the filing by MONY Life Insurance Company of America (“MONY America”) and MONY America Variable Account K (“MONY America Variable Account K” ) of the Form N-6 Registration Statement of MONY America and MONY America Variable Account K under the Securities Act of 1933 and of the Registration Statement of MONY America Variable Account K under the Investment Company Act of 1940 (“1940 Act”) included in the same Form N-6. The Registration Statement covers an indefinite number of units of interest (“Units”) in MONY America Variable Account K.

The Units are purchased with premiums received under individual flexible premium variable life insurance policies (the “Policies”). As described in the prospectus included in the Form N-6 Registration Statement, the Policies are primarily designed to provide for life insurance coverage of the insureds.

I have examined such corporate records of MONY America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. MONY America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. MONY America Variable Account K was duly established pursuant to the provisions of Arizona Insurance Law.

3. The assets of MONY America Variable Account K are owned by MONY America; MONY America is not a trustee with respect thereto. Under Arizona law, the income, gains and losses, whether or not realized, from assets allocated to MONY America Variable Account K must be credited to or charged against such account, without regard to the other income, gains or losses of MONY America.

4. The Policies provide that the portion of the assets of MONY America Variable Account K equal to the reserves and other contract liabilities with respect to MONY America Variable Account K shall not be chargeable with liabilities arising out of any other business MONY America may conduct and that MONY America reserves the right to transfer assets of MONY America Variable Account K in excess of such reserves and contract liabilities to the general account of MONY America.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of MONY America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly